Exhibit 99.1

Eastside Distilling, Inc. Renews NASDAQ Equity Compliance

PORTLAND, Ore., Feb. 16, 2021 /PRNewswire/ — Eastside Distilling, Inc. (“Eastside” or the “Company”) (NASDAQ: EAST) announced today that it has progressed its balance sheet initiatives in order to exceed NASDAQ’s ongoing shareholder equity listing standards. The three areas of improvement have come from (1) Paycheck Protection Program forgiveness of $1,044,500; (2) the conversion of debt to equity of $5,618,000 by issuing 1,200,000 shares per the Azuñia earnout agreement; and (3) the close of the Redneck Riviera transaction delivering an estimated $4,000,000, benefit to equity.

In addition to the above mentioned improvements, the Company has executed an amendment to its senior loan facility with Live Oak Bank to extend the maturity to April 13, 2021 and expects the facility to be extended into 2022. The Company will update investors on these actions and its progress on the 4th quarter earnings call in March. “We have made good progress on our balance sheet initiatives and have significantly increased the overall liquidity of the Company,” Geoffrey Gwin, CFO of Eastside, commented. “Management continues to build a balance sheet that can support the operating plan and take advantage of the fast-growing craft spirits marketplace,” Gwin added.

About Eastside Distilling

Eastside Distilling, Inc. (NASDAQ: EAST) has been producing high-quality, award-winning craft spirits in Portland, Oregon, since 2008. The Company is distinguished by its highly decorated product lineup that includes Azuñia Tequilas, Burnside Whiskeys, Hue-Hue Coffee Rum, and Portland Potato Vodkas. All Eastside spirits are crafted from natural ingredients for quality and taste. Eastside’s Craft Canning + Bottling subsidiary is one of the Northwest’s leading independent ready-to-drink canners.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the impact of COVID-19 and related business disruption, the Company’s ongoing financing requirements and ability to achieve any financing, acceptance of the Company’s products in the market; the Company’s success in obtaining new customers; the Company’s success in product development; the Company’s ability to execute its business model and strategic plans; the Company’s success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the financial statements and related information contained in the Company’s Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q. Examples of forward-looking statements in this release may include statements related to the strategic focus, product verticals, anticipated revenue and profitability, the ability to reduce operating or other expenses, the anticipated demand from the craft beer industry, the effects of COVID-19, including the impact on sales, and the success of initiatives implemented to address the business disruption resulting from COVID-19 and earnings guidance for 2020 and beyond. The Company assumes no obligation to update the cautionary information in this release.

CONTACT: Amy Brassard, abrassard@eastsidedistilling.com